Exhibit (m)(10)

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

OF

VOYA PARTNERS, INC.

SERVICE 2 CLASS SHARES

CLASS A SHARES

EFFECTIVE JULY 17, 2026

Section 1. Upon the recommendation of the distributor (the “Distributor”) of shares of the Service 2 Class common stock of each series of shares of Voya Partners, Inc. (the “Fund”) listed on Schedule A, as such schedule may be revised from time to time, with a par value of $.001 per share (the “Service 2 Class Shares”)1, any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements (the ”Servicing Agreements”) with certain service organizations (the ”Service Organizations”). Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Fund as set forth therein to their clients who beneficially own Service 2 Class Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate listed on Schedule A, not to exceed 0.25% of the average daily net asset value of Service 2 Class Shares held by the Service Organizations on behalf of their clients. All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Shareholder Servicing Plan (“Plan”) shall be borne entirely by the holders of Service 2 Class Shares.

Section 2. The Distributor shall monitor the arrangements pertaining to the Fund’s Servicing Agreements with Service Organizations in accordance with the terms of the Distributor’s distribution agreement with the Fund pertaining to Service 2 Class Shares. The Distributor shall not, however, be obligated by this Plan to recommend, and the Fund shall not be obligated to execute, any Servicing Agreement with any Service Organization.

Section 3. So long as this Plan is in effect, the Distributor shall provide to the Fund’s Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

Section 4. This Plan shall become effective upon the approval of the Plan by a majority of the Fund’s Directors who are not “interested persons” as defined in the Investment Company Act of 1940 (the “Act”) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the “Disinterested Directors”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

Section 5. Unless sooner terminated, this Plan shall continue for one year from the date of its approval as provided above, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner set forth in Section 4.

1Effective July 17, 2026, Service 2 Class shares of Voya Global Insights Fund were renamed Class A shares. For avoidance of doubt, references to Service 2 Class Shares herein shall also refer to Class A shares of the Fund, as applicable.

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Section 6. This Plan may be amended at any time by the Fund’s Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

Section 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of such Directors who are not “interested persons” (as defined in the Act) of the Fund.

Section 9. In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Section 10. The provisions of this Plan are severable as to each series of the Fund, and any action to be taken with respect to this Plan shall be taken separately for each series of the Fund affected by the matter.

Date last approved by the Board of Directors: November 13, 2025

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SCHEDULE A

with respect to

VOYA PARTNERS, INC.

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

SERVICE 2 CLASS SHARES

CLASS A SHARES

Fund/Portfolio	Shareholder Servicing Fee
Voya Global Insights Fund (formerly, Voya Global Insights Portfolio)	0.15%
(formerly, VY® Invesco Global Portfolio)2
Voya Index Solution 2030 Portfolio	0.25%
Voya Index Solution 2035 Portfolio	0.25%
Voya Index Solution 2040 Portfolio	0.25%
Voya Index Solution 2045 Portfolio	0.25%
Voya Index Solution 2050 Portfolio	0.25%
Voya Index Solution 2055 Portfolio	0.25%
Voya Index Solution 2060 Portfolio	0.25%
Voya Index Solution 2065 Portfolio	0.25%
Voya Index Solution 2070 Portfolio	0.25%
Voya Index Solution Income Portfolio	0.25%
Voya International High Dividend Low Volatility Portfolio	0.25%
Voya Solution 2030 Portfolio	0.25%
Voya Solution 2035 Portfolio	0.25%
Voya Solution 2040 Portfolio	0.25%
Voya Solution 2045 Portfolio	0.25%
Voya Solution 2050 Portfolio	0.25%
Voya Solution 2055 Portfolio	0.25%
Voya Solution 2060 Portfolio	0.25%
Voya Solution 2065 Portfolio	0.25%
Voya Solution 2070 Portfolio	0.25%
Voya Solution Aggressive Portfolio	0.25%
Voya Solution Balanced Portfolio	0.25%
Voya Solution Conservative Portfolio	0.25%
Voya Solution Income Portfolio	0.25%
VY® American Century Small-Mid Cap Value Portfolio	0.25%
VY® Columbia Small Cap Value and Inflection Portfolio	0.25%
VY® Invesco Equity and Income Portfolio	0.25%
VY® JPMorgan Mid Cap Value Portfolio	0.25%
VY® T. Rowe Price Diversified Mid Cap Growth Portfolio	0.25%

Last Updated: July 17, 2026, to reflect the renaming of Service 2 Class shares to Class A shares for Voya Global Insights Fund.

2Effective July 17, 2026, Service 2 Class shares of Voya Global Insights Fund were renamed Class A shares.

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